Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown, MA 01833 USA	978-352-2200

FOR IMMEDIATE RELEASE

UFP Technologies Announces Record 2012 Results

Georgetown, Mass., February 28, 2013.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $10.9 million or $1.55 per diluted common share outstanding for its fiscal year ended December 31, 2012, 5.3% higher than net income of $10.3 million or $1.48 per diluted common share outstanding for its 2011 fiscal year.  Sales for 2012 were $131.0 million, 2.9% higher than 2011 sales of $127.2 million.

For its fourth quarter ended December 31, 2012, the Company reported net income of $3.2 million or $0.45 per diluted common share outstanding, 6.6% more than net income of $3.0 million or $0.43 per diluted common share outstanding in the same period of 2011.  Sales for the fourth quarter 2012 were $33.4 million versus 2011 fourth quarter sales of $31.5 million.

“I am pleased with our 2012 results,” said R. Jeffrey Bailly, Chairman and CEO.  “We delivered another year of record sales and earnings even as we continued to phase out a large automotive contract for Mercedes Benz vehicles, which lowered revenue by $5 million. That loss was more than offset by a 9% increase in medical market sales and an impressive 21% increase in molded fiber sales. To meet the growing demand for our molded fiber solutions and improve manufacturing efficiency, we installed two new state-of-the-art production lines in our Iowa facility.  The year ended on an exciting note with the December 31 acquisition of Packaging Alternatives Corporation of Costa Mesa, California, a specialty converter of technical polyurethane foam products principally for the medical market.”

“In 2013, sales in our automotive and military markets started slowly due to reduced military spending and temporary plant shutdowns by two major automotive customers,” Bailly continued.  “However, with our strong pipeline of opportunities and new strategic additions to our sales team, we are bullish about our future and believe we are well positioned to continue to grow the business.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace & defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, expectations regarding customer demand for the Company’s molded fiber product lines, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, expectations regarding the manufacturing capacity of the Company’s new production equipment, statements about the anticipated benefits from UFP’s acquisition of Packaging Alternatives Corporation, expectations about the synergies to be achieved from such acquisition, the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Packaging Alternatives Corporation, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.

Consolidated Condensed Statement of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Twelve Months Ended
	31-Dec-2012	31-Dec-2011	31-Dec-2012	31-Dec-2011
Net sales	$33,370	$31,477	$130,962	$127,244
Cost of sales	23,303	22,522	92,777	90,999
Gross profit	10,067	8,955	38,185	36,245
SG&A	5,465	4,739	21,531	21,368
Gain on sale of assets	0	(5)	(12)	(839)
Operating income	4,602	4,221	16,666	15,716
Interest expense, other income & expenses	(47)	(8)	(92)	(27)
Income before income taxes	4,555	4,213	16,574	15,689
Income taxes	1,352	1,205	5,679	4,906
Net income from consolidated operations	$3,203	$3,008	$10,895	$10,783
Net income attributable to noncontrolling interests	$—	$(4)	$—	$(437)
Net income attributable to UFP Technologies, Inc.	$3,203	$3,004	$10,895	$10,346
Weighted average shares outstanding	6,724	6,530	6,679	6,476
Weighted average diluted shares outstanding	7,055	7,010	7,028	6,999
Per Share Data
Net income per share outstanding	$0.48	$0.46	$1.63	$1.60
Net income per diluted share outstanding	$0.45	$0.43	$1.55	$1.48

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Dec-2012	31-Dec-2011
Assets:
Cash	$33,480	$29,849
Receivables	17,836	15,619
Inventories	9,695	9,759
Other current assets	3,483	2,814
Net property, plant, and equipment	23,318	13,346
Other assets	10,805	8,334
Total assets	$98,617	$79,721
Liabilities and equity:
Short-term debt	$1,550	$581
Accounts payable	4,088	3,344
Other current liabilities	7,593	5,540
Long-term debt	8,314	5,639
Other liabilities	3,811	2,632
Total liabilities	25,356	17,736
Total equity	73,261	61,985
Total liabilities and stockholders’ equity	$98,617	$79,721